Exhibit 99.3

Effects of the Exchange Offers and Concurrent Notes Offering

Effect on holders of Bowater Notes (other than Backstoppers (as defined herein)) electing to make a Non-Subscribing Tender

•	Assuming the conditions to the exchange offers and Concurrent Notes Offering are satisfied, holders of Bowater Notes whose Bowater Notes are accepted in the exchange offers would receive:

i.	an amount of 10.50% Third Lien Notes due March 31, 2012; the amount of Third Lien Notes that would be received will vary depending upon which series of Bowater Notes are tendered and accepted for exchange but in any case will be less than the principal amount of the Bowater Notes tendered and accepted for exchange.

•	Whereas the Bowater Notes are unsecured, the Third Lien Notes will be secured by collateral as described in “Description of the New Notes – Security for the New Notes,” which primarily includes:

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a third lien on certain real estate, fixtures and equipment of Bowater, including the assets associated with the Catawba mill and the Calhoun mill (other than certain equipment and other assets at the Calhoun Mill owned by Calhoun Newsprint Company, a joint venture entity) (the “Bowater Fixed Asset Collateral”);

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a fourth lien on the existing and future collateral securing the Bowater U.S. bank credit facility which, among other things, includes a lien on the Coosa and Grenada Mills, substantially all of the wholly-owned accounts receivable and inventory of Newsprint South and Bowater and their wholly-owned U.S. subsidiaries who are guarantors under the Bowater U.S. bank credit facility and an intercompany account receivable from BCFPI to Bowater (such amounts being unsecured claims against BCFPI) (the “BI Credit Facility Collateral”);

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a first lien (shared with the Second Lien Notes) on a portion of the Bowater Notes accepted in the exchange offers that remain outstanding and held by BowFin or its subsidiaries (the “Tender Collateral”); and

•	a third lien on any existing or future assets of BowFin other than the Tender Collateral and all assets of Catawba Property Holdings, LLC (the “Issuer Collateral”).

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With respect to the collateral, the Third Lien Notes will rank ahead of any unsecured claims against the entity that owns such collateral (including, in the case of Bowater, any Bowater Notes not exchanged pursuant to the exchange offers).

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The Third Lien Notes will be guaranteed by AbitibiBowater, Bowater, Newsprint South and certain wholly owned U.S. subsidiaries of Bowater and Newsprint South which will render the Third Lien Notes structurally senior, with respect to assets in such subsidiaries, to any unsecured claims against Bowater and Newsprint South (including, in the case of Bowater, any Bowater Notes not exchanged pursuant to the exchange offers).

ii.	except for holders of 2010 Notes, an Accrued Interest Note in the amount of the accrued and unpaid interest up to but not including the Settlement Date which shall entitle the holder to be paid such amount on the date that is six months after the Settlement Date. The Accrued Interest Note will be guaranteed by the guarantors of the New Notes. The scheduled interest payment on the 2010 Notes due on March 15, 2009 (to holders of record as of March 1, 2009) will be made and no Accrued Interest Notes will be issued with respect to validly tendered (and not validly withdrawn) 2010 Notes.

Effect on holders of Bowater Notes (other than Backstoppers) electing to make a Subscribing Tender

•	Assuming:
i.	the conditions to the exchange offers and Concurrent Notes Offering are satisfied; and

ii.	the holder has submitted:

•	in the case of the 2009 Notes, $250 cash per $1,000 principal amount of 2009 Notes tendered and accepted as a Subscribing Tender; and

•	in the case of all other Bowater Notes, $95.66 cash per $1,000 principal amount of Bowater Notes tendered and accepted as a Subscribing Tender,

holders	of Bowater Notes (other than Backstoppers) whose Bowater Notes are accepted in the exchange offers would receive:

i.	First Lien Notes in the principal amount of the cash submitted in the Concurrent Notes Offering pursuant to the Subscribing Tender;

•	The First Lien Notes will have a first lien on the Bowater Fixed Asset Collateral and the Issuer Collateral and a second lien on the BI Credit Facility Collateral.

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The First Lien Notes would be guaranteed by AbitibiBowater, Bowater, Newsprint South and certain wholly owned U.S. subsidiaries of Bowater and Newsprint South which would render the First Lien Notes structurally senior, with respect to assets in such subsidiaries, to any unsecured claims held by creditors of Bowater and Newsprint South (including, in the case of Bowater, any Bowater Notes not exchanged pursuant to the exchange offers).

ii.	additional First Lien Notes in principal amount of (i) $12.50 per $1,000 principal amount of 2009 Notes accepted as Subscribing Tenders and (ii) $4.78 per $1,000 principal amount with respect to the Bowater Notes other than 2009 Notes accepted as Subscribing Tenders; and

iii.	an amount of Third Lien Notes (Second Lien Notes in the case of 2009 Notes accepted as Subscribing Tenders), which varies depending upon which series of Bowater Notes are tendered and accepted for exchange. In any case, such amount would include an additional $50 principal amount of Exchange Notes per $1,000 of Bowater Notes tendered and accepted for exchange relative to what they would receive as a Non-Subscribing Tender. The amount received would, in any case, be less than the principal amount of the Bowater Notes tendered and accepted.

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Second Lien Notes issued in exchange for 2009 Notes would have a second lien on the Bowater Fixed Asset Collateral and the Issuer Collateral, a third lien on the BI Credit Facility Collateral and a first lien (shared with the Third Lien Notes) on the Tender Collateral.

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The Second Lien Notes would be guaranteed by AbitibiBowater, Bowater, Newsprint South and certain wholly owned U.S. subsidiaries of Bowater and Newsprint South which would render the Second Lien Notes structurally senior, with respect to assets in such subsidiaries, to any unsecured claims held by creditors of Bowater and Newsprint South (including, in the case of Bowater, any Bowater Notes not exchanged pursuant to the exchange offers).

iv.	An Accrued Interest Note (other than with respect to the 2010 Notes)

Effect on holders of Bowater Notes who are Backstoppers

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Holders of Bowater Notes who are Backstoppers have agreed, pursuant to a Backstop Agreement, to subscribe for additional First Lien Notes, in an amount equal to the lesser of such Backstopper’s pro rata portion of the Total Call Amount (as defined herein) and such Backstopper’s individual Commitment Amount.

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Each Backstopper has a specified Backstop Commitment Amount (each a “Commitment Amount”) which is the basis upon which any calls on the Backstop are allocated and is also the maximum amount that can be called from such Backstopper.

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Assuming the conditions to the exchange offers and Concurrent Notes Offering are satisfied or waived then, in addition to the consideration that is available to a Backstopper in its capacity as a holder making a Subscribing or a Non-Subscribing Tender (as described above), a Backstopper shall receive the following incremental consideration:

i.	A commitment fee equal to:

•	5% of such Backstopper’s Commitment Amount payable in cash (which will be paid regardless of whether the conditions to the exchange offers and Concurrent Notes Offering are satisfied or waived);

•	2.5% of such Backstopper’s Commitment Amount payable in First Lien Notes.

ii.	An entitlement to replace a portion of the Third Lien Notes received in the exchange offers with Second Lien Notes. This entitlement is limited to the amount of the Backstopper’s Bowater Notes that were tendered and accepted in the exchange offers in exchange for such Third Lien Notes. The amount of the Backstopper’s Bowater Notes eligible for this treatment may not exceed four times an Initial Backstopper’s Commitment Amount. The Third Lien Notes that were issued in exchange for such eligible Bowater Notes shall be replaced with Second Lien Notes.

Because the number of Third Lien Notes issued in exchange for Bowater Notes varies depending upon whether the Backstopper submitted for Subscribing Tenders or Non-Subscribing Tenders and which series of Bowater Notes are tendered, the principal amount of Third Lien Notes a Backstopper can “trade-up” for Second Lien Notes varies depending upon those same factors.

iii.	In addition to any Second Lien Notes received pursuant to the Backstopper’s trade-up described in (ii) above, the Backstopper would also received additional principal amount of Second Lien Notes equal to 2.5% of such Backstopper’s eligible Bowater Notes accepted for exchange.

iv.	If a Backstopper is called upon to fulfill some portion of its Backstop Commitment Amount, it would receive:

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a Backstop subscription fee of $50 principal amount of additional First Lien Notes for each $1,000 in subscriptions provided by the Backstopper pursuant to the Backstop Agreements in addition to the First Lien Notes that such Backstopper is called upon to subscribe for in the Concurrent Notes Offering (for which it would receive First Lien Notes in an amount equal to the funded subscription amount); and

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its pro rata share (allocated based on the Commitment Amounts) of Second Lien Notes in principal amount equal to the aggregate incremental principal amount of Exchange Notes that would have been issued to holders who tendered such Bowater Notes as Non-Subscribing Tenders had such holders instead elected to tender as Subscribing Tenders.

Effect on AbitibiBowater and Bowater

•	Assuming:
i.	the conditions to the exchange offers and Concurrent Notes Offering are satisfied; and
ii.	100% of the outstanding Bowater Notes of each series are tendered and accepted; then

•	The effects on Bowater would be as follows:

-	Approximately $83 million of the net proceeds of the Concurrent Notes Offering and the Additional Financing Transaction would be applied as a permanent reduction in the aggregate amount available under Bowater’s U.S. and Canadian bank credit facilities.

-	Aggregate cash and undrawn lines of credit would increase by approximately $166 million (the “Excess Proceeds”).

-	Substantially all of the material term debt maturities of Bowater in 2009 and 2010 would be addressed.

-	The Bowater Canadian bank credit facility would be extended to the date that is 364-days after the Settlement Date (the maximum extension permitted pursuant to the terms of the BCFPI notes and debentures).

-	Payment of accrued and unpaid interest on acquired Bowater Notes (other than the 2010 Notes) would be deferred until September 2009.

-	The aggregate principal amount (rather than book value) of total consolidated Bowater indebtedness, including debt guaranteed by Bowater, would not change materially because a portion of the Bowater Notes acquired in the exchange offers would remain outstanding and would be owned (directly or indirectly) by BowFin, an affiliate of Bowater that is not directly or indirectly owned by Bowater. Such acquired and retained Bowater Notes would be pledged in favor of the Second and Third Lien Notes.

-	Bowater would have liens on substantially all of its assets.

-	For U.S. federal and state income tax purposes, Bowater may recognize income from the discharge of the Bowater Notes in the exchange offers. Generally, such income may be equal to the difference between the “issue price” of the Exchange Notes and principal amount of the Bowater Notes exchanged therefor.

•	The effects on AbitibiBowater would be as follows:

-	The aggregate principal amount (rather than book value) of total consolidated indebtedness of AbitibiBowater would be reduced by approximately $555 million (after eliminating Bowater Notes owned (directly or indirectly) by BowFin, an indirect subsidiary of AbitibiBowater, after the exchange offers and excluding the Accrued Interest Notes that will replace the accrued interest payables on the Bowater Notes other than the 2010 Notes). The net reduction in debt will be less than the foregoing amount if less than all of the outstanding Bowater Notes of each series are validly tendered (and not validly withdrawn) in the exchange offers.

-	The estimated consolidated aggregate annual cash interest payable on debt issued pursuant to the exchange offers and Concurrent Notes Offering would be approximately $16 million higher than that of the debt acquired or extinguished. This net change in annualized interest will vary based on a number of factors, including the principal amount of Bowater Notes tendered as Subscribing and Non-Subscribing Tenders, as well as the series of Bowater Notes held by Backstoppers.

Effect on holders of Bowater Notes not electing to Tender

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Assuming the conditions to the exchange offers and Concurrent Notes Offering are satisfied, holders of Bowater Notes (“Untendered Notes”) who elect not to tender in the exchange offers will be affected in the following manner:

i.	Such holders would retain their Bowater Notes on existing terms except that certain covenants relating to liens, secured debt and sale/leaseback transactions would have been eliminated by the Proposed Amendments.

ii.	There would be a net increase in the secured debt ranking ahead of the Untendered Notes of approximately $1.5 billion and there would be no material change in the aggregate principal amount of total indebtedness of Bowater.